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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):  October 11, 2000

                             Cheniere Energy, Inc.
                               _________________
            (Exact name of registrant as specified in its charter)

                                   Delaware
                                   ________
                (State or other jurisdiction of incorporation)


                  0-9092                                 95-4352386
                 ________                               ____________
         (Commission File Number)             (IRS Employer Identification No.)


Two Allen Center
1200 Smith Street, Suite 1740
Houston, Texas                                             77002-4312
_________________________                                 ___________
(Address of principal executive office)                    (Zip code)


      Registrant's telephone number, including area code:  (713) 659-1361
                                --------------

                                     None
                                     _____
         (Former name or former address, if changed since last report)
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS AND ITEM 5. OTHER EVENTS.

     On October 11, 2000, Cheniere consummated an agreement with Warburg, Pincus Equity Partners, L.P., a private equity fund based in New York ("Warburg"), to fund the exploration program on the Company's 3-D seismic database covering approximately 8,800 square miles in the shallow water of the Gulf of Mexico licensed from Fairfield Industries. Pursuant to the Contribution and Subscription Agreement, Cheniere and Warburg formed and funded a newly formed corporation, Gryphon Exploration Company ("Gryphon"). Cheniere contributed the 3-D seismic database licensed from Fairfield Industries, the prospects generated thereon, certain offshore leases, its prospect currently being drilled in the West Cameron area of Louisiana, its Joint Exploration Agreement with Samson Offshore Company and certain other assets in exchange for 100 percent of the common stock of Gryphon and $2 million in cash. The Company's interest in Gryphon will be held by a wholly-owned subsidiary. Warburg contributed approximately $25,000,000 in cash in exchange for preferred stock of Gryphon with an 8 percent accrued dividend that is convertible into 63.2% of Gryphon's common stock. Warburg's shares of preferred stock will vote on an as converted basis. Cheniere and Gryphon also agreed under certain circumstances to contribute to Gryphon their pro rata portion of an additional $75 million. The consideration paid by the Company and Warburg for the shares of common stock and preferred stock, respectively, was negotiated at arm's length between the parties on the basis of the Company's and Warburg's assessment of the value of the assets contributed by the Company.

     In connection with the consummation of the contributions to Gryphon, Cheniere, Gryphon and the other stockholders of Gryphon entered into a Stockholders Agreement related to the voting and transfer of shares of Gryphon common stock and preferred stock. Pursuant to the terms of the Shareholder's Agreement, the Company has the right to nominate two members of Gryphon's five-person board of directors.

     Also in connection with this transaction, Michael L. Harvey became a director, chairman and chief executive officer of Gryphon and resigned as director, president and chief executive officer of Cheniere.

     In addition to a 36.8% interest in Gryphon, Cheniere will maintain ownership of its currently producing oil and gas properties with reserves valued at $12.1 million as of June 30, 2000, its proprietary 3-D seismic data set in the Cameron area of Louisiana, a license to 1,900 square miles of 3-D seismic data recently acquired from Seitel Data Ltd. and the option to license an additional 3,100 square miles of data from Seitel.

     Attached hereto as Exhibit 99.1 and incorporated by reference herein is certain information regarding the above described transaction as presented in a press release dated October 12, 2000.

ITEM 5.  OTHER EVENTS

     The Company elected Charles M. Reimer to serve as president and chief executive officer of the Company. Mr. Reimer has most recently served as president of British-Borneo USA Inc.
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in Houston. Prior to joining British Borneo in November 1998, Mr. Reimer served as chairman and CEO of Virginia Indonesia Company (VICO), the operator on behalf of Union Texas Petroleum Holdings Inc. and LASMO plc, of major gas and oil reserves and production located in East Kalimantan, Indonesia. Mr. Reimer began his career with Exxon Company USA in 1967 and held various professional and management positions in Texas and Louisiana. After leaving Exxon in 1985, Mr. Reimer was named president of Phoenix Resources Company and relocated to Cairo, Egypt, to begin eight years of international assignments. Attached hereto as
Exhibit 99.2 and incorporated herein is certain information regarding Mr. Reimer and his election as presented in a press release dated October 17, 2000.

     On October 16, 2000, the Company's shareholders approved, and the Company effected a 1-for-4 reverse stock split. Attached hereto as Exhibit 99.3 and incorporated by reference herein is certain information regarding such reverse stock split as presented in a press release dated October 17, 2000.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     c)    Exhibits.

     10.1 Contribution and Subscription Agreement dated October 11, 2000, by and among the Company, Gryphon Exploration Company and the other investors listed therein

     10.2  Stockholders Agreement dated October 11, 2000

     10.3 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Gryphon Exploration Company

     99.1 Press Release entitled "Cheniere Energy Closes $25,000,000 Funding With Warburg Pincus" dated October 12, 2000

     99.2 Press Release entitled "Cheniere Energy Inc. Names New President" dated September 19, 2000

     99.3 Press Release entitled "Cheniere Energy Shareholders Approve 1-for-4 Reverse Stock Split" dated October 17, 2000
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CHENIERE ENERGY, INC.
                              (Registrant)



                              By:  /s/ Don A. Turkleson
                                   ------------------------------
                                   Don A. Turkleson
                                   Chief Financial Officer, Treasurer and
                                   Secretary

Date:  October 20, 2000